CODE OF ETHICS

BOARD OF DIRECTORS AND
OFFICERS
OF
AQUASOL ENVIROTECH LTD.

Introduction

Our board of directors has adopted a code of ethics to provide principles for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	the prompt internal reporting of violations of our code of ethics; and
•	accountability for adherence to our code of ethics.

Our code of ethics applies to our chief executive officer and other senior financial officers performing similar functions as these individuals are responsible for our financial management and satisfying our reporting requirements to securities commissions, stock exchanges and shareholders as well as reporting to our board of directors. In our code of ethics these individuals are referred to as “you”.

Principles

1.
You shall act with honesty and integrity in the performance of your duties, shall comply with all laws, rules and regulations of federal, provincial, state and local governments and other private and public regulatory agencies that affect the conduct of our business and our financial reporting.

2.
You are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that we file with, or submit to, the Securities and Exchange Commission and in our other public communications. Accordingly, each of you is responsible for promptly bringing to the attention of the chairman of the board any material information of which you may become aware that affects our disclosure in our public filings.

3.
You shall promptly bring to the attention of the chairman of the board any information you may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to us and the operation of our business or any violation of this Code of Ethics. In either event, any reporting is confidential and you are protected from retaliation.

4.
You shall promptly bring to the attention of the chairman of the board any information you may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect our ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in our financial reporting, disclosures or internal controls.

5.
You must avoid any personal activity or association that could appear to influence your judgment or affect our best interests. You shall promptly bring to the attention of the chairman of the board any information you may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in our financial reporting, disclosures or internal controls.

Violations and Waivers

Our chairman of the board is to advise the board of directors in writing of all violations of this code of ethics reported to him.

Our board of directors is to determine, with or without the advice of others, appropriate actions to be taken in the event you violate this code of ethics. These actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this code of ethics and may include actions ranging from: (a) writing notices to the individual involved that the Board has determined that there has been a violation to (b) termination of the individual’s employment.

In determining what action is appropriate in a particular case, the board of directors will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violation in the past.

No waivers of any provision of this code of ethics may be made except by the board of directors. Only the board of directors may amend this code of ethics. Any waiver or amendment shall be reported as required by law or regulation.